Exhibit 23.2

Consent of Independent Auditors

We consent to the use of our report dated October 27, 2023, with respect to the combined financial statements of Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S. A. de C. V., Tovleja HG, S. A. de C. V. and Inmuebles JRD 2000, S. A. de C. V., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Cardenas Dosal, S.C.

Monterrey, Mexico

January 25, 2024